UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

September 8, 2026

Jubilant Flame International, LTD
(Exact name of registrant as specified in its charter)

Nevada	333-173456	27-2775885
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

 Room 508, T1N Vi Park, 360 Xin Long Road, Shanghai China, 201101

(Address of principal executive offices)

+86 21 64748888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

ITEM 3.03. MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.

Reverse Share Split

On August 20, 2026, the board of directors of Jubilant Flame International, Ltd., a Nevada corporation (the "Company"), approved a reverse share split of the Company’s common stock, par value $0.001 per share (the "Common Stock"), at a ratio of 1-for-100 (the “Reverse Share Split”), such that (a) every One Hundred (100) issued Common Stock will be combined into one (1) issued Common Stock, and (b) No fractional shares will be issued in connection with the reverse stock split. Shareholders who would otherwise receive a fraction of a Common Stock of the Company will receive one full share (the “Round Up”). Also on August 20, 2026, shareholders of the Company holding a majority of the issued and outstanding shares of Common Stock entitled to vote thereon approved the Reverse Share Split and the Round Up by written consent in lieu of a special meeting.

As a result, the number of outstanding Common Stock will be reduced from approximately 19.99 million shares to approximately 0.20 million shares. The Company’s Common Stock begins trading on an adjusted basis giving effect to the Reverse Share Split on September 9, 2026 (the “Effective Date”), under the existing ticker symbol “JFIL”. The letter "D" will be appended to the trading symbol for the first 20 trading days following the Effective Date to indicate that the Reverse Stock Split has occurred. The new CUSIP number of the Company’s Common Stock will be 48127W 205.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Jubilant Flame International, LTD

Dated: September 8, 2026	By:	/s/ Yan Li
Yan Li
Chief Executive Officer

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